Exhibit 10.4

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into this April 30, 2018, by and between COMMUNITY BANK OF THE CHESAPEAKE, with its principal place of business at 3035 Leonardtown Road, Waldorf, Maryland 20601 (the “Bank”), GREGORY C. COCKERHAM (the “Employee”), and THE COMMUNITY FINANCIAL CORPORATION (the “Company”), solely as guarantor of the Bank’s obligations hereunder, and is effective as of the date hereof (the “Effective Date”).

WHEREAS, the parties desire by this writing to set forth the continuing employment relationship between the Bank and the Employee; and

WHEREAS, this Agreement shall supersede any and all employment agreements, by and between the Bank and the Employee, and any amendments thereto.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Bank and the Employee hereby agree as follows:

1.          EMPLOYMENT. The Employee shall serve the Bank as Executive Vice President and Chief Lending Officer of the Bank and the Company. In such employment positions, the Employee shall have the duties, responsibilities, functions and authority determined and designated from time to time by the Board of Directors of the Bank (the “Board”) and the Chief Executive Officer. The Employee shall render such administrative and management services to the Bank, the Company, and their respective affiliates as are customarily performed by persons in a similar executive capacity.

2.          EFFECTIVE DATE AND TERM. The term of the Agreement shall begin on the Effective Date and end on the day before the third (3rd) anniversary of the Effective Date, unless otherwise extended as described below (the “Term”). The parties intend that, at any point in time during the Employee’s employment hereunder, the then-remaining Term shall be three (3) years. On the day after the Effective Date and on each day thereafter, the Term shall extend by one day, so that, on any date, the Term will expire on the day before the third (3rd) anniversary of such date. These extensions shall continue unless (a) the Bank notifies the Employee that it has elected to discontinue the extensions; (b) the Employee notifies the Bank of his election to discontinue the extensions; or (c) the Employee’s employment with the Bank is terminated, whether by resignation, discharge or otherwise. On the earlier of (i) the date on which such notice is given; or (ii) the effective date of a termination of employment with the Bank, the Term will convert to a fixed period of three (3) years ending on the day before the third (3rd) anniversary of such date (provided, however, that subject to any rights of the Employee under this Agreement, the Term shall end on such earlier date as may be specifically provided in this Agreement in the event of the Employee’s death, voluntary termination, Disability or termination for Cause). The last day of the Term, as extended in accordance with this Section 2, is referred to in this Agreement as the “Expiration Date”.

3.           COMPENSATION AND BENEFITS.

3.1           BASE SALARY. During the Term, the Bank agrees to pay the Employee base salary at the rate of $320,000 per annum, subject to increase from time to time in accordance with the usual practices of the Bank with respect to its review of compensation for senior executives. Any increase in the Employee’s base salary shall become the “base salary” for purposes of this Agreement. The Employee’s base salary shall be payable in periodic installments in accordance with the Bank’s usual practice.

3.2           EMPLOYEE BENEFITS. The Employee shall also be eligible to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans and other benefit plans from time to time in effect for senior executives of the Bank. Such participation shall be subject to (a) the terms of the applicable plan documents, (b) generally applicable policies of the Bank and (c) the discretion of the Board or any administrative or other committee provided for in, or contemplated by, such plans.

3.3           INCENTIVE COMPENSATION. The Employee shall be eligible to participate in any incentive compensation or bonus programs sponsored by the Bank on such terms as the Board may establish for the Employee’s participation.

3.4           BUSINESS EXPENSES. The Bank shall pay, or reimburse, the Employee for reasonable travel and other business expenses incurred by the Employee in the performance of the Employee’s duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Bank.

3.5           LEAVE. The Employee shall be eligible to leave (vacation, sick and personal) in accordance with the Bank’s standard policies for senior executives. Further, the Board, in its discretion, may grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board, in its discretion, may determine.

3.6           OTHER EMPLOYEE BENEFITS. The Employee shall be entitled to participate in any compensatory plans, arrangements or programs the Bank makes available to its senior executive officers, including, but not limited to, stock compensation programs, supplemental retirement arrangements, or executive health or life insurance programs, subject to, and on a basis consistent with, the terms and conditions of such plans, arrangements or programs.

3.7           GENERAL. The Employee’s participation in any plans, arrangements or programs currently in effect or made available in the future shall not be deemed to be in lieu of other compensation to which the Employee is entitled as described under this Agreement.

4.           EXTENT OF SERVICE. During the Term, the Employee shall devote his full time, best efforts and business judgment, skills and knowledge to the advancement of the Bank’s interests and to the discharge of his responsibilities under this Agreement; provided, however, that the Employee may:

(a)          invest personal assets in such form or manner as shall not require any material services on the Employee’s part in the operations or affairs of the entities in which such investments are made, provided that the Employee may not own any interest in an entity that competes with the Bank or any affiliate (other than up to 4.9% of the outstanding voting stock of such entity that is a publicly-traded entity); or

(b)          serve on the board of directors of any company not in competition with the Bank or any affiliate, provided that the Employee shall not render any material services with respect to the operations or affairs of any such company; or

(c)          engage in religious, charitable or other community or non-profit activities which do not impair the Employee’s ability to fulfill his duties and responsibilities under this Agreement.

5.           DEATH. In the event of the Employee’s death during the Term, the Employee’s employment (and the Term) shall terminate on the date of death. The Bank shall pay to the Employee’s beneficiary, or estate, (a) any compensation due the Employee through the last day of the calendar month in which death occurred, plus (b) any other compensation or benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank in which the Employee participated as of the date of death.

6.           DISCHARGE FOR CAUSE.

6.1           NOTICE AND DETERMINATION OF CAUSE. The Bank may terminate the Employee’s employment at any time during the Term for “Cause”, as defined below. A termination for Cause shall be deemed to have occurred only if:

(a)           The Board, by a separate affirmative vote of at least three-fourths (3/4) of the entire membership, determines that the Employee has: (i) engaged in acts of personal dishonesty which have resulted in loss to the Bank or one of its affiliates; (ii) intentionally failed to perform stated duties; (iii) committed a willful violation of any law, rule, regulation (other than traffic violations or similar offenses); (iv) become subject to the entry of a final cease and desist order which results in substantial loss to the Bank or one of its affiliates; (v) been convicted of a crime or act involving moral turpitude; (vi) willfully breached the Bank’s or the Company’s code of conduct and business ethics; (vii) been disqualified or barred by any governmental or self-regulatory authority from serving in the Employee’s then-current employment capacity or (viii) willfully attempted to obstruct or failed to cooperate with any investigation authorized by the Board or any governmental or self-regulatory entity. No act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Bank. Any act or failure to act that is based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of legal counsel for the Bank, shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Bank and its affiliates; and

(b)          At least ten (10) days prior to the vote contemplated by Section 6.1(a), the Bank has provided the Employee with notice of its intent to discharge the Employee for Cause, detailing with particularity the facts and circumstances which are alleged to constitute Cause (a “Notice of Intent to Discharge”); and

(c)          After giving the Employee Notice of Intent to Discharge and before taking the vote contemplated by Section 6.1(a), the Employee is afforded a reasonable opportunity to make both written and oral presentations before the Board for the purpose of refuting the alleged grounds for Cause for discharge; and

(d)          After the vote contemplated by Section 6.1(a), the Bank has furnished to the Employee a notice of termination which specifies the effective date of the Employee’s termination of employment (which shall not be earlier than the date on which such notice is deemed given), and include a copy of a resolution or resolutions adopted by the Board of Directors authorizing the termination of the Employee for Cause and stating with particularity the facts and circumstances found to constitute Cause for discharge (the “Final Discharge Notice”).

6.2           SUSPENSION; FINAL DISCHARGE. Following the provision of Notice of Intent to Discharge, the Bank may temporarily suspend the Employee’s duties and authority and, in such event, may also suspend the payment of salary and other cash compensation (but not participation in retirement, insurance and other employee benefit plans). If the Employee is discharged for Cause, all payments withheld during the suspension period shall be deemed forfeited and shall not be payable to the Employee. If the Bank does not give a Final Discharge Notice to the Employee within one hundred and twenty (120) days after giving the Notice of Intent to Discharge to the Employee, the Notice of Intent to Discharge shall be deemed withdrawn and any future action to discharge the Employee for Cause shall require the Bank to give the Employee a new Notice of Intent to Discharge.

6.3           EFFECT OF TERMINATION FOR CAUSE. In the event of termination of Employee’s employment pursuant to this Section 6, the Term shall end and the Bank shall pay to the Employee an amount equal to the sum of (a) base salary or other compensation earned through the date of his termination of employment, plus (b) any other compensation or vested benefits as may be provided in accordance with the terms and provisions of any applicable plans and programs of the Bank. All other obligations of the Bank shall terminate as of the date of Employee’s termination of employment.

7.           DISABILITY. The Bank may terminate the Employee’s employment (and the Term) after having established the Employee’s Disability. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs the Employee’s ability to substantially perform his duties under this Agreement and results in the Employee becoming eligible for long-term disability benefits under the Bank’s long-term disability plan (or, if the Bank has no such plan in effect, that impairs the Employee’s ability to substantially perform his full-time duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Employee shall be entitled to the compensation and benefits provided for under this Agreement for (a) any period during the Term and prior to the establishment of the Employee’s Disability during which the Employee is unable to work due to physical or mental infirmity, and (b) any period of Disability which is prior to the Employee’s termination of employment pursuant to this Section 7.

8.           TERMINATION WITHOUT CAUSE. The Board may, by written notice to the Employee, immediately terminate his employment at any time for a reason other than Cause, in which event the Employee shall be entitled to receive the termination payment set forth in Section 10.2 of this Agreement (without regard to whether a Change in Control has occurred), payable in one lump sum within ten (10) days of termination of employment. The Bank shall also continue to provide the Employee with benefit continuation as set forth in Section 10.3 of this Agreement.

9.           VOLUNTARY TERMINATION BY EMPLOYEE. Subject to Section 11 hereof, Employee may voluntarily terminate his employment with the Bank during the Term, upon at least 60 days’ prior written notice, in which case the Term shall end and the Bank shall pay to the Employee an amount equal to the (a) base salary or other compensation earned through the date of his termination of employment, plus (b) any other compensation and benefits as may be provided in accordance with the terms and provisions of any applicable benefit plans and programs of the Bank.

10.         CHANGE IN CONTROL.

10.1         DEFINITION OF CHANGE IN CONTROL. For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events:

(a)          individuals who, on the date of this Agreement, constitute the Board of Directors of the Company (the “Incumbent Directors”) cease for any reason to constitute at least half of the Board of Directors of the Company, provided that any person becoming a director subsequent to such time, whose election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors then on the Board of Directors of the Company (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Company shall be deemed to be an Incumbent Director;

(b)          any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board of Directors of the Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) a transaction (other than one described in (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (D) does not constitute a Change in Control under this paragraph (b);

(c)          the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by the Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among (and only among) the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 25% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least 50% of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Company Board’s approval of the execution of the initial agreement providing for such Business Combination; or

(d)          the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

10.2         TERMINATION PAYMENT. Notwithstanding any provision herein to the contrary, if during the Term the Bank (i) terminates the Employee’s employment pursuant to Section 8 of this Agreement (without regard to whether a Change in Control has occurred) or (ii) terminates the Employee’s employment under this Agreement without the Employee’s prior written consent and for a reason other than Cause, in connection with or within twelve (12) months after a Change in Control, then Employee shall be paid an unreduced lump sum severance benefit equal to the sum of the following items:

(a)        Two (2) times the Employee’s annual base salary (as provided for in Section 3 of this Agreement) at the rate in effect on the date of the Employee’s termination of employment (including any amount contributed by the Bank on the Employee’s behalf pursuant to a salary reduction agreement and which is not included in the Employee’s gross income under Sections 125, 132(f) or 402(e)(3) of the Internal Revenue Code of 1986, as amended); and

(b)        Two (2) times the most recent annual incentive compensation payment made to the Employee (as provided for in Section 3 of this Agreement).

The severance benefit payment under this Section 10.2 shall be made to the Employee in one lump sum within ten (10) days of the Employee’s termination of employment.

10.3         BENEFIT CONTINUATION. In addition to the payment provided in Section 10.2, the Employee will also be paid, in a lump sum within 10 days of the Employee’s termination of employment, an amount equal to the monthly COBRA premium that Employee would be required to pay to continue the benefits the Employee has in effect as of his termination date under the Company’s or the Bank’s medical, dental and life insurance plans, multiplied by 36.

10.4         OTHER TERMINATION. Notwithstanding any other provision of this Agreement to the contrary, the Employee may voluntarily terminate employment under this Agreement within twelve (12) months following a Change in Control of the Bank or Company, and the Employee shall be entitled to receive the payments and benefit continuation described in Sections 10.2 and 10.3 of this Agreement, upon the occurrence of any of the following events, or within ninety (90) days thereafter, which have not been consented to in advance by the Employee in writing: (a) the requirement that the Employee move his primary personal residence, or perform the Employee’s principal executive functions more than forty (40) miles from the Employee’s primary office as of the date of the Change in Control or, to a County other than Charles, Calvert, Saint Mary’s, Prince George’s or Anne Arundel Counties in the State of Maryland as of the date of the Change in Control; (b) a reduction of ten percent (10.00%) or more in the Employee’s base compensation as in effect on the date of the Change in Control or as the same may be increased from time to time; (c) the failure of the Bank to continue to provide the Employee with compensation and benefits provided for under this Agreement, as the same may be increased from time to time, or with benefits substantially similar to those provided under any of the employee benefit plans in which the Employee now or hereafter becomes a participant, or the taking of any action by the Bank which would directly or indirectly reduce any such benefits or deprive the Employee of any material fringe benefit provided by the Bank at the time of the Change in Control;

(d) the assignment to the Employee of duties and responsibilities materially different from those normally associated with the Employee’s position as referenced in Section l; (e) a failure to elect or re-elect the Employee to the Company Board of Directors if Employee is serving on the Company Board of Directors as of the date of the Change in Control; (f) a material diminution or reduction in the Employee’s responsibilities or authority (including reporting responsibilities) in connection with his employment with the Bank and the Company; or (g) the Company or Bank materially reduce the Employee’s incentive compensation opportunities and employee benefits to a level that is less than is provided to other employees of comparable rank within the Company or Bank.

11.         CHANGE IN CONTROL BEST PAYMENTS DETERMINATION.

Notwithstanding any other provision of this Agreement to the contrary, if payments made or benefits provided pursuant to Sections 10.2 and 10.3 of this Agreement or otherwise from the Bank, the Company or any affiliate of the Bank or the Company are considered “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) (such payments hereinafter referred to as the “Total Payments”), then such payments or benefits shall be reduced to the greatest amount that may be paid to the Employee under Section 280G of the Code without causing any loss of deduction to the Company or its affiliates under such section (hereinafter referred to as the “Reduced Payments”), however, the payments or benefits shall not be reduced if the net after tax benefit to the Employee of receiving the Total Payments exceeds the net after tax benefit of receiving the Reduced Payments by at least $50,000. “Net after tax benefit” for purposes of this Agreement shall mean the sum of the present value of (i) the Total Payments or Reduced Payments (as applicable) less (ii) the amount of federal, state and local income and payroll taxes payable with respect to the foregoing calculated at the maximum marginal tax rates expected for each year in which the foregoing shall be paid to Employee (based upon the rates in effect as set forth in the Code and under state and local laws at the time of termination of Employee’s employment with the Bank), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination as to whether and to what extent payments are required to be reduced in accordance with this Section 11 shall be made at the Bank’s expense by an accounting firm, consulting firm, or law firm experienced in such matters. Any reduction in payments required by this Section 11 shall occur in the following order: (i) any cash severance, (ii) any other cash amount payable to Employee and treated entirely as a “parachute payment”, (iii) any benefit valued entirely as a “parachute payment,” (iv) the acceleration of vesting of any equity award that is treated entirely as a “parachute payment”, (v) the acceleration of vesting of any equity awards that are time-vested options, and (vi) the acceleration of vesting of any other time-vested equity awards. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are. In the event that acceleration of compensation from equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

12.         NO MITIGATION. In the event of any termination of employment under this Agreement, the Employee shall be under no obligation to seek other employment or to otherwise mitigate damages, and there shall be no offset against any amounts due to the Employee under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to subsequent employment. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

13.         MISCELLANEOUS PROVISIONS.

13.1         CONFLICTING AGREEMENTS. The Employee hereby represents and warrants that the execution of this Agreement and the performance of the Employee’s obligations hereunder will not breach or be in conflict with any other agreement to which the Employee is a party or is bound, and that the Employee is not now subject to any covenants against competition or similar covenants which would affect the performance of the Employee’s obligations under this Agreement.

13.2         WITHHOLDING. All payments made under this Agreement shall be net of any tax or other amounts required to be withheld under applicable law.

13.3         ARBITRATION. The Bank and the Employee agree that any claim, dispute or controversy arising under or in connection with this Agreement (including, without limitation, any such claim, dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Bank’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in the County of Charles, Maryland (or at such other location as shall be mutually agreed upon by the parties). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitrator shall be selected by alternatively striking from a list of five arbitrators supplied by the AAA. All fees and expenses of the arbitration, excluding a transcript, shall be borne equally by the parties. Each party will pay for the fees and expenses of its own attorneys, experts, witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the Employee prevails on a claim for which attorney’s fees are recoverable under the Agreement). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Bank or the Employee pursues any claim, dispute or controversy against the other in a legal proceeding, other than the arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys’ fees related to such action. Notwithstanding the provisions of this paragraph, either party may seek injunctive relief in a court of competent jurisdiction, whether or not the case is then pending before the panel of arbitrators. Following the court’s determination of the injunction issue, the case shall continue in arbitration as provided herein.

13.4         INDEMNIFICATION FOR ATTORNEYS’ FEES. In the event any dispute or controversy arising under or in connection with the Employee’s termination of employment or this Agreement is resolved in favor of the Employee, whether by judgment, arbitration or settlement, the Employee shall be entitled to the payment of: (i) all legal fees and expenses incurred by the Employee in resolving such dispute or controversy, and (ii) any back-pay, including salary, bonuses and any other cash compensation, fringe benefits and any compensation and benefits due to the Employee under this Agreement.

13.5         ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC.

(a)            This Agreement is personal to the Employee and shall not be assignable by the Employee without the prior written consent of the Bank, other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b)          This Agreement shall inure to the benefit of and be binding upon the Bank and its successors and permitted assigns.

(c)          The Bank may not assign this Agreement or any interest herein without the prior written consent of the Employee and, without such consent, any attempted transfer or assignment shall be null and void and of no effect; provided, however, that the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Bank would have been required to perform it if no such succession had taken place. As used in this Agreement, “the Bank” shall mean both the Bank and the Company, as defined above, and any successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

13.6         ENFORCEABILITY. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

13.7         REDUCTIONS; REGULATORY REQUIREMENTS. Notwithstanding anything to the contrary contained in this Agreement, any and all payments and benefits to be provided to the Employee under this Agreement are subject to reduction to the extent required by applicable statutes, regulations, rules and directives of federal, state and other governmental and regulatory bodies having jurisdiction over the Bank and its affiliates. The Employee is aware and acknowledges that the Federal Deposit Insurance Corporation has the power to preclude the Bank or its affiliates from making payments to the Employee under this Agreement under certain circumstances. The Employee agrees that neither the Bank nor its affiliates shall be deemed to be in breach of this Agreement if it is precluded from making a payment otherwise payable hereunder by reason of regulatory requirements binding on the Bank or its affiliates, as the case may be.

13.8         WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.9         NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, and addressed to the Employee at the Employee’s last known address on the books of the Bank or, in the case of the Bank, at its main office, attention of the Chief Executive Officer of the Board of Directors.

13.10         AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Employee and a duly authorized representative of the Bank.

13.11         NO EFFECT ON LENGTH OF SERVICE. Nothing in this Agreement shall be deemed to prohibit the Bank from terminating the Employee’s employment before the end of the Term with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Bank and the Employee in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Employee’s employment at the expiration of the Term. Any continuation of the Employee’s employment beyond the expiration of the Term shall be on an “at-will” basis, unless the parties agree otherwise.

13.12         SOURCE OF PAYMENTS. The Bank shall make in a timely manner all payments provided for under this Agreement in cash or check from its general funds. The Company, however, unconditionally guarantees payment and the provision of all amounts and benefits due to the Employee under this Agreement. If the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.

13.13         ENTIRE AGREEMENT; EFFECT ON PRIOR AGREEMENTS. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior and contemporaneous agreements, understandings, negotiations, prior draft agreements, and discussions of the parties, whether oral or written.

13.14         COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures.

13.15         GOVERNING LAW. This is a Maryland contract and shall be construed under and be governed in all respects by the laws of the State of Maryland, without giving effect to its conflicts of law principles.

13.16         NOT CONTRIVED AGAINST DRAFTER. This Agreement has been negotiated and prepared by the parties and their respective legal counsel, and no provision of this Agreement shall be construed more strictly against one party as the drafter.

14.         EFFECT OF CODE SECTION 409A.

14.1         This Agreement will be construed and administered to preserve the exemption from Section 409A of the Code of payments that qualify as a short-term deferral or that qualify for the two-times separation pay exception. With respect to any amount that is subject to Section 409A of the Code, it is intended, and this Agreement will be so construed, that any such amount payable under this Agreement and the Company’s, Bank’s or Employee’s exercise of authority or discretion hereunder shall comply with the provisions of Code Section 409A and the treasury regulations relating thereto (“Section 409A”) so as not to subject Employee to the payment of interest and additional tax that may be imposed under Section 409A. Solely as necessary to comply with Section 409A, for purposes of this Agreement, “termination of employment” or “employment termination” or similar terms shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) of the Code. If a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. If the time period for making any payment commences in one calendar year and ends in the succeeding calendar year, then the payment shall not be paid (or commence) until the succeeding calendar year, and in no event shall the Employee, directly or indirectly, designate the calendar year of payment.

14.2         If Employee is a “specified employee” on Employee’s separation from service, any payment that is subject to Section 409A and that is payable to Employee in connection with Employee’s separation from service, shall not be paid earlier than six months after such separation from service, and to the extent any such payment is delayed, will be paid, without interest, on the first payroll date after the expiration of such six-month period (if Employee dies after the date of Employee’s separation from service but before any payment has been made, such remaining payments that were or could have been delayed will be paid to Employee’s estate without regard to such six-month delay).

14.3         References in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

14.4         To the extent that any payment of or reimbursement by Bank to the Employee of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Employee must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which the Employee incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Company expense reimbursement policy or specifically provided otherwise in this Agreement, the Company shall make the Reimbursement to the Employee on or before the last day of the calendar year following the calendar year in which the Employee incurred the eligible expense; (iii) the Employee’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which the Employee may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above the written.

ATTEST:	COMMUNITY BANK OF THE CHESAPEAKE

/s/ Christy Lombardi	/s/ Michael L. Middleton
Chairman of the Board of Directors

ATTEST:	THE COMMUNITY FINANCIAL CORPORATION
(As Guarantor)

/s/ Christy Lombardi	/s/ Michael L. Middleton
Chairman of the Board of Directors

WITNESS:	EMPLOYEE:

/s/ Christy Lombardi	/s/ Gregory C. Cockerham
Gregory C. Cockerham

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